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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-21455 of National Mercantile Bancorp on Form S-2/A of our report dated March 7, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating National Mercantile Bancorp and Subsidiary's ability to continue as a going concern) appearing in and incorporated by reference in the Annual Report on Form 10-K of National Mercantile Bancorp for the year ended December 31, 1996, and to the reference to us under the heading of "Experts" in the Prospectus, which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
Los Angeles, California

May 15, 1997